Company Overview
Innuity is a Software as a Service (SaaS) company that designs, acquires and integrates applications to deliver solutions for small businesses. The company’s Internet technology is based on an affordable, on-demand model that allows small businesses to interact with customers and efficiently manage their business. With Innuity’s integrated promotion, commerce and productivity solutions, small businesses can easily and accessibly establish the technology infrastructure needed to help them be more competitive in the marketplace.
Innuity’s Internet technology platform, Innuity Velocity™, enables internally developed as well as acquired applications to work together seamlessly. Its on-demand application model provides small businesses the opportunity to select the applications that are right for their business. Small businesses select applications individually or as an integrated suite — with minimum start-up and maintenance costs — allowing them to grow their revenues, reach and serve customers and run their everyday operations.
Innuity Revenue Growth
Innuity continues to expand its product lines and build its solutions base for small business through internal development and its ongoing product acquisitions.
Company Highlights
•	Strong quarterly revenue growth improvements

•	Innuity is well positioned to benefiit from the rapid growth in the IT market

•	Strong and experienced management team

•	Consolidated revenues of $16 million for the nine months ended September 30, 2006 compared to $7.8 million for the prior year
Key Market Data

Ticker:	INNU.OB

Market Cap:	11.14M

Shares Outstanding:	20.06M

Average Daily Volume:	1,000

Float:	8.63M
Management Team
John Wall
Founder, Chairman & CEO
Founder & CEO of Wall Data
(WALL). $ 150M, Publicly-held
Enterprise Software Company
Bob Bench
Chief Financial Officer
CFO of SCO (SCOX),WestWind,
Webmiles,Sento (SNTO),
CerProbe (CRPB),NP Energy
(NPEC),KPMG
Partner, BayHill Group
John Dennis
President
Founder & CEO, predecessor
Innuity company
Founder & President, Dial-Net,
acquired by WorldCom
Contact Information
Jordan Silverstein
The Investor Relations Group
11 Stone Street, 3rd. FL
New York, NY
212-825-3210
jsilverstein@
investorrelationsgroup.com

8644 154th Avenue Northeast • Redmond, WA 98052 •T: (425) 497-9909 • F: (432) 437-0409 • www.innuity.com

Market Opportunity
•	There are currently 23.7 million US-based small companies

•	US-based small businesses annually spend $86 billion on computer information technology products and services and an additional $26 billion in advertising

•	Through direct sales and partnerships with Fortune 500 Vendors, Innuity gains access to millions of small businesses
Strategic Relationship
Innuity Comparables

					Current Qtr
				Current	Annualized
		Shares	Current	Market Cap	Revenue		Stock Price as
		Outstanding	Stock	(in millions	(in millions	Annualized	a Multiple of
Company	Ticker	(in millions)	Price	of dollars)	of dollars)	Rev/Share	Rev.
Innuity	INNU	20.1M	$0.50	10M	22M	$1.10	0.5
Smart Online	SOLN	16.6M	$2.45	40.7M	5.3M	$0.32	7.7
Website Pros	WSPI	17M	$11.00	185.7M	48.2M	$2.85	3.9
Web.com	WWWW	16.7M	$4.10	68M	48.2M	$2.91	1.4
Click Commerce	CKCM	12.2M	$22.69	276.77M	78.97M	$6.21	3.7
RightNow	RNOW	32.3M	$15.01	485.9M	107.6M	$3.33	4.5
SalesForce.com	CRM	112M	$35.57	3.9B	572.5M	$4.21	8.5
Forward-Looking Statements: Some statements in this fact sheet are “forward-looking statements” as that term is defined in Sections 27Aof the Securities Act of 1933 as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), and are subject to certain risks and uncertainties, including, but not limited to, economic conditions, competition, changes in laws and the demand for the company’s goods and services, which could significantly affect anticipated future results. Actual results may differ materially from any forward-looking statements.The Investor Relations Group, Inc. is a paid consultant and may hold a long position in the company.